Exhibit 99.1

Curis Expands Senior Management Expertise with Appointment of Robert Martell, M.D., Ph.D., as Head of Research and Development

- Dr. David Tuck, CMO, to retire and return to academia -

LEXINGTON, Mass., May 24, 2018 /PRNewswire/ -- Curis, Inc. (NASDAQ: CRIS), a biotechnology company focused on the development and commercialization of innovative and effective therapeutics for the treatment of cancer, today announced that Robert Martell, M.D., Ph.D., has been appointed Head of Research and Development. In this newly created role, Dr. Martell, a practicing oncologist and experienced drug developer, will directly manage the day-to-day operations of the Curis clinical development and research efforts. Dr. Martell is a member of the Board of Directors of Curis, and will resign from his board duties simultaneous with his start date on June 1st.

"Dr. Martell's expertise and extensive experience as a drug developer in the biotech and pharma industry, and his passion as a treating oncologist is invaluable to our mission of developing our novel drug candidates for treating patients with cancer. His contributions to Curis as a board member over the last several years have convinced us that his expertise will now be instrumental as we have committed to the pivotal development of fimepinostat for patients with DLBCL, as well as advancing all our drug candidates through their respective trials," commented Ali Fattaey, Ph.D., President and Chief Executive Officer of Curis.

Over the course of his career in the industry, Dr. Martell has contributed to the development and approval of multiple oncology therapeutics. These include the registration strategy and development of the PARP inhibitor niraparib (Zejula), development and NDA filing for rolapitant (Varubi), as well as evaluation of the immuno-oncology drug candidates while he served as the CMO of Tesaro; development of novel HDAC and tyrosine kinase inhibitors when he served as the CMO of MethylGene (Mirati); working on the BLA registration filing team for the EGFR inhibitor Erbitux, and development of Sprycel and Ixempra cancer drugs at Bristol Myers Squibb; and the early development of Nexavar, and selective IL-2 receptor agonists as cancer immunotherapy during his work at Bayer Pharmaceuticals. Dr. Martell is an associate professor, hematology and oncology at Tufts University School of Medicine, and has held academic positions as assistant clinical professor at Yale University School of Medicine and Assistant professor at Duke University Medical Center.

"I am delighted with the drug opportunities that Curis has created and pleased to lead the research and development efforts, and continue the innovative and lifesaving work the company is pursuing," added Robert Martell, M.D., Ph.D. "The company's most advanced drug candidate, fimepinostat has shown significant and durable clinical benefit for a population of patients with DLBCL that have little to no available treatment options. I look forward to working closely with the team and providing hands on and strategic insight and guidance as we move fimepinostat on a registration path, and our drug candidates through their development."

The company also announced the retirement of Dr. David Tuck, Chief Medical Officer, who will be leaving Curis in August to return to academic clinical research. "We want to thank Dr. Tuck for his valuable contribution to transforming Curis into a genuine clinical development organization with bringing multiple drug candidates into the clinic, including the first oral, small molecule inhibitor of immune checkpoints, CA-170, and the IRAK4 kinase inhibitor, CA-4948, both of which are continuing in their respective clinical trials. We wish David the best in his continued pursuit of academic excellence, and look to continue working with him as an advisor to Curis" said Ali Fattaey.

About Curis, Inc.

Curis is a biotechnology company focused on the development and commercialization of innovative and effective drug candidates for the treatment of human cancers, including fimepinostat (CUDC-907), which is being investigated in clinical studies in patients with lymphomas and solid tumors. Curis is also engaged in a collaboration with Aurigene in the areas of immuno-oncology and precision oncology. As part of this collaboration, Curis has exclusive licenses to oral small molecule dual antagonists of PD1 and VISTA, including PDL1/VISTA antagonist CA-170, and oral small molecule dual antagonists of PD1 and TIM3, including PDL1/TIM3 antagonist CA-327, as well as to molecules designed to inhibit the IRAK4 kinase, including CA-4948. CA-170 is currently undergoing testing in a Phase 1 trial in patients with advanced solid tumors and lymphomas, and in a Phase 2 trial in India conducted by Aurigene. CA-4948 is currently undergoing testing in a Phase 1 trial in patients with non-Hodgkin lymphoma. Curis is also party to a collaboration with Genentech, a member of the Roche Group, under which Genentech and Roche are commercializing Erivedge® for the treatment of advanced basal cell carcinoma. For more information, visit Curis's website at www.curis.com.

CONTACT: For More Information: James E. Dentzer, Chief Financial Officer & Chief Operating Officer, Curis, Inc., 617-503-6500, jdentzer@curis.com, Media Contact, David Schull, Russo Partners, 212-845-4271, david.schull@russopartnersllc.com